Exhibit 99.1
                                                                  ------------



MEREDITH CORPORATION REPORTS
FISCAL 2002 THIRD-QUARTER RESULTS


DES MOINES, Iowa - (May 1, 2002) - Meredith Corporation (NYSE: MDP) today reported earnings for the fiscal 2002 third quarter ended March 31, 2002, of $17.9 million, or $0.35 per share, exceeding the First Call consensus estimate of $0.34 per share. This compares to earnings of $18.9 million, or $0.37 per share, in the third quarter of fiscal 2001.

For the first three quarters of fiscal 2002, Meredith earnings were $35.3 million, or $0.69 per share. Excluding a nonrecurring gain of $0.02 per share from the proceeds of the demutualization of an insurance company in which Meredith holds policies, earnings were $34.0 million or $0.67 per share. This compares to net earnings of $59.4 million, or $1.16 per share, in the first three quarters of fiscal 2001.

"Our performance during the third quarter was encouraging," said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. "Our ongoing efforts to build share in our publishing and broadcasting markets, and to reduce costs, are paying off."

Company-wide fiscal third quarter advertising revenues, when adjusted for discontinued titles, were down 3.6 percent from a year earlier. By comparison, comparable second fiscal quarter advertising revenues declined 12.9 percent from the prior-year quarter.

Revenues for the third quarter of fiscal 2002 were $258.4 million, versus comparable revenues of $263.8 million and reported revenues of $272.3 million for the prior-year third quarter. Comparable revenues are adjusted for discontinued magazine titles.

For the first three quarters of fiscal 2002, revenues were $727.0 million, versus comparable revenues of $760.8 million for the same period of the previous year. For the first three quarters of fiscal 2001, reported revenues were $783.2 million.

Third quarter results also reflected the company's continued cost control efforts, Kerr said. Company-wide costs were down 5 percent during the third quarter, compared to the same period a year earlier. Company-wide costs were down more than 2 percent when taking into account a timing shift in circulation mailings, which moved mailing costs to the first two quarters of fiscal 2002.

Kerr also highlighted the strength of Meredith's balance sheet. During the third quarter, the company reduced its debt outstanding by $15 million to a level of $410 million, and in early April refinanced its debt to take advantage of favorable long-term interest rates.

In March Meredith announced it had agreed to exchange its Orlando and Ocala, FL, television stations with News Corporation and FOX Television Stations, Inc., for KPTV in Portland, OR, and signed new affiliation agreements for all of its FOX-affiliated stations. The proposed transaction, which is subject to regulatory approval, creates a Meredith duopoly (FOX/UPN) in Portland.

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

OPERATING RESULTS

PUBLISHING
----------
Third-quarter publishing operating profit was $40.7 million, up 2 percent from the $39.9 million recorded for the prior-year quarter. Publishing revenues were $199.6 million, versus comparable revenues of $204.9 million in the third quarter of fiscal 2001. Reported prior-year third quarter publishing revenues were $213.4 million.

For the first three quarters of fiscal 2002, publishing operating profit was $80.0 million, compared to $98.0 million for the prior-year period. Publishing revenues for the first three quarters of 2002 were $542.8 million, versus comparable revenues of $558.1 million for the prior-year period. Reported revenues for the first three quarters of fiscal 2001 were $580.5 million.

"Better Homes and Gardens and Ladies' Home Journal increased their share of women's service advertising revenues, with a combined total of 40 percent for the 12-month period ending with the April 2002 issues. That's up two percentage points from the same period a year earlier," Kerr said. "We also gained share in several of our other titles, including Country Home and Traditional Home."

BROADCASTING
------------
Broadcasting Group operating profit for the fiscal 2002 third quarter was $781,000, versus $3.3 million in the prior-year third quarter. Third-quarter Broadcasting Group revenues were $58.8 million, compared to $58.9 million in fiscal 2001. The reduced operating profit was primarily due to higher film amortization and increased benefit costs.

For the first three quarters of fiscal 2002, broadcasting operating profit was $11.2 million, compared to $34.9 million for the prior-year period. Broadcasting revenues for the first three quarters of 2002 were $184.2 million, compared to $202.7 million for the prior-year period.

"We are strengthening our broadcasting management team and are improving the sales and news operations at all of our stations," Kerr said. "We are particularly pleased with the progress we have made in Atlanta, our largest market. Every newscast at WGCL showed ratings gains in the key demographic of adults 25 to 54 during the February sweeps period."

OUTLOOK
-------
Looking ahead to the full 2002 fiscal year, Kerr said fourth quarter publishing advertising pages and revenues, as well as broadcasting pacings, are all up in the mid-single digits. Kerr noted that broadcast pacings are a snapshot in time and change frequently.

"We are encouraged by these signs. The advertising recession appears to have bottomed out, but it is still too early to predict a sustained recovery. We continue to see a lot of variability in the advertising markets for both publishing and broadcasting. In addition, June is typically a volatile month in broadcast advertising, coming off the May sweeps and entering the summer," Kerr said. "The First Call earnings estimates for our fourth fiscal quarter range from $0.33 to $0.37 per share. At this time, we believe the upper end of that range is achievable."
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

Looking ahead to fiscal 2003, the continued uncertainty of the economic climate makes precise guidance difficult, Kerr said. "At this time, we foresee a gradual recovery during the first half of the fiscal year, with further strengthening in the second half. If this pattern is correct, we would expect earnings per share growth of 10 to 20 percent in fiscal 2003, excluding any impact due to the adoption of FAS 142, which we will adopt in the first quarter of fiscal 2003.

"We plan to offer further guidance on our fiscal 2002 fourth quarter and the full 2003 fiscal year at the Mid-Year Media review in June," he said.

ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (http://www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group, the country's foremost home and family authority, includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 140 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Daimler/Chrysler, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading specialty Internet destinations such as the Microsoft Network (MSN) and branded anchor tenant positions on America Online.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found on the attached income statement.

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Publishing Group President Steve Lacy, Broadcasting Group President Kevin O'Brien, Chief Financial Officer Suku Radia, and Controller Tom Ferree will discuss third-quarter results and respond to questions. A live webcast of the call and a copy of the text will be accessible to the public on the company's web site, http://www.meredith.com. The webcast will remain there until May 8, 2002.














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

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
--------------------------------------------------
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; political events that could interrupt broadcast television; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.






































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

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                         Three Months          Nine Months
                                        Ended March 31        Ended March 31
                                     -------------------   -------------------
                                        2002      2001        2002      2001
------------------------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                        $145,951   $157,459   $414,373   $459,653
  Circulation                          68,628     69,106    195,288    196,956
  All other                            43,798     45,742    117,294    126,608
                                     --------   --------   --------   --------
Total revenues                        258,377    272,307    726,955    783,217
                                     --------   --------   --------   --------

Operating costs and expenses:
  Production, distribution and edit   114,331    122,843    320,846    340,964
  Selling, general & administrative    94,874     97,905    289,089    282,474
  Depreciation and amortization        13,494     12,847     40,544     38,471
                                     --------   --------   --------   --------
Total operating costs and expenses    222,699    233,595    650,479    661,909
                                     --------   --------   --------   --------
Income from operations                 35,678     38,712     76,476    121,308

  Other nonoperating income                --         --      2,030         --
  Interest income                         102        199        375        677
  Interest expense                     (6,606)    (8,103)   (21,376)   (25,092)
                                     --------   --------   --------   --------
Earnings before income taxes           29,174     30,808     57,505     96,893

  Income taxes                         11,290     11,924     22,254     37,499
                                     --------   --------   --------   --------
Net earnings                         $ 17,884   $ 18,884   $ 35,251   $ 59,394
                                     ========   ========   ========   ========

Basic earnings per share             $   0.36   $   0.38   $   0.71   $   1.19
                                     ========   ========   ========   ========
Basic average shares outstanding       49,428     49,881     49,502     50,058
                                     ========   ========   ========   ========

Diluted earnings per share           $   0.35   $   0.37   $   0.69   $   1.16
                                     ========   ========   ========   ========
Diluted average shares outstanding     50,885     51,369     50,834     51,389
                                     ========   ========   ========   ========

Dividends paid per share             $  0.090   $  0.085   $  0.260   $  0.245
                                     ========   ========   ========   ========






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

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                         Three Months          Nine Months
                                        Ended March 31        Ended March 31
                                     -------------------   -------------------
                                        2002       2001      2002       2001
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $199,576   $213,385   $542,789   $580,529
  Broadcasting                         58,801     58,922    184,166    202,688
                                     --------   --------   --------   --------
  Total revenues                     $258,377   $272,307   $726,955   $783,217
                                     ========   ========   ========   ========

Operating Profit
  Publishing                         $ 40,700   $ 39,879   $ 80,004   $ 97,955
  Broadcasting                            781      3,272     11,197     34,868
  Unallocated corporate expense        (5,803)    (4,439)   (14,725)   (11,515)
                                     --------   --------   --------   --------
Income from operations               $ 35,678   $ 38,712   $ 76,476   $121,308

  Other nonoperating income                --         --      2,030         --
  Interest income                         102        199        375        677
  Interest expense                     (6,606)    (8,103)   (21,376)   (25,092)
                                     --------   --------   --------   --------
  Earnings before income taxes         29,174     30,808     57,505     96,893

  Income taxes                         11,290     11,924     22,254     37,499
                                     --------   --------   --------   --------
  Net earnings                       $ 17,884   $ 18,884   $ 35,251   $ 59,394
                                     ========   ========   ========   ========

Depreciation & amortization
  Publishing                         $  2,949   $  2,247   $  8,509   $  6,679
  Broadcasting                          9,932     10,038     30,123     29,889
  Unallocated corporate                   613        562      1,912      1,903
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 13,494   $ 12,847   $ 40,544   $ 38,471
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 43,649   $ 42,126   $ 88,513   $104,634
  Broadcasting                         10,713     13,310     41,320     64,757
  Unallocated corporate                (5,190)    (3,877)   (12,813)    (9,612)
                                     --------   --------   --------   --------
Total EBITDA                         $ 49,172   $ 51,559   $117,020   $159,779
                                     ========   ========   ========   ========







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